Exhibit 99.1

THORNBURG MORTGAGE REPORTS 4Q DILUTED EPS OF $0.33

Disciplined, Efficient Core Strategies Enable Company

To Return to Profitability in Q4 Despite Challenging Year

•	Company returns to profitability with 4Q earnings of $0.33 per diluted common share

•	Declaration and payment of 4Q common stock dividend of $0.25 per share underscores company’s optimism for continued profitable growth in 2008 and commitment to rebuilding shareholder value

•	Financing availability has improved to support current and new higher yielding MBS portfolio and funding of new loan originations

•	4Q mortgage originations of $516.7 million signals a return to growth on the strength of our lending partner relationships

•	Continued exceptional credit performance with 0.44% 60-plus day delinquencies and REO at December 31, 2007, well below the 4.23% industry average at September 30, 2007

SANTA FE, N.M. – February 4, 2008 – Thornburg Mortgage, Inc. (NYSE: TMA), reported net income before preferred stock dividends for the quarter ended December 31, 2007, of $64.8 million, or $0.33 per diluted common share and $0.34 per basic common share, as compared to $80.3 million, or $0.68 per basic and diluted common share, for the same period in the prior year. Net loss before preferred stock dividends for the year ended December 31, 2007, was $874.9 million as compared to net income of $297.7 million for the year ended December 31, 2006. Taxable earnings for the quarter are estimated to be $0.35 per common share.

The company’s fourth quarter cash dividend for common shareholders of record on December 31, 2007 was $0.25 per share, which was paid on January 30, 2008.

“Our return to profitability in the fourth quarter during a period of continued unprecedented industry turmoil is testament to the strength of our business model and our conservative approach to risk management, as well as further validation of our focus on quality across all aspects of our business,” said Larry Goldstone, president and chief executive officer of Thornburg Mortgage. “Our decisive actions to opportunistically raise capital and adapt our hedging and financing strategies in the face of difficult market conditions enabled us to manage successfully through the market’s turmoil in the fourth quarter, and we are confident that these same strategies along with new asset acquisition opportunities will help us continue to provide earnings and dividend growth for shareholders in the future while gaining market share in the prime jumbo mortgage origination business. We were able to raise $91.0 million in capital through our Dividend Reinvestment and Stock Purchase Plan in the fourth quarter and $230.4 million through the combined common stock and Series F Preferred stock offering in January 2008 which has enhanced our liquidity position going into 2008 allowing us to pursue these strategies.

“The year ahead will be challenging for the mortgage industry but we are optimistic about the outlook for Thornburg Mortgage’s performance in this changing environment. Our primary focus over the coming months remains increasing our access to diversified and attractively priced financing for our portfolio of high quality ARM assets. Financing mortgage assets will remain a challenge particularly for investment grade mortgage backed securities (MBS) rated AA to BBB, even for those backed by prime jumbo ARM loans. However, we have begun to see financing conditions improve and, despite these challenges, we successfully continue to maintain existing short-term financing facilities with our existing finance counterparties and have successfully added new financing capacity since year end. Secondarily, despite a continued modest increase in loan delinquencies in the fourth quarter, the credit quality of our originated and acquired loan portfolios continues to perform extremely well and their performance is consistent with our historical expectations and current credit reserve levels.

“From a company perspective, there are a lot of positive trends that began to materialize in the fourth quarter including: our declaration and subsequent payment of the common dividend, the fact that our fourth quarter earnings were clearly above the current dividend level and above the consensus estimates, a decline in our cost of funds versus the third quarter and our ability to successfully finance our mortgage loans through securitization at an attractive cost of funds and spread. In addition to these highlights of our fourth quarter, the mortgage market’s continued turbulence has provided ample new mortgage investment opportunities with improved spread opportunities, and our origination business continues to experience dramatic growth since the end of the third quarter. Finally, our portfolio duration has increased to the upper end of our allowable policy range of one year suggesting that we expect our portfolio margins and spreads to continue to improve in the near term.”

Mr. Goldstone continued, “At the same time, there are a variety of significant and meaningful improvements in market fundamentals that are important as we consider our outlook for the year ahead. From a market perspective, we’ve seen a significant drop in LIBOR rates since the end of 2007 as the Federal Reserve made one of its most dramatic cuts ever in short-term interest rates, and we’ve also seen a steady decline in our financing spreads to LIBOR since December. These trends will cause our cost of funds to decline meaningfully relative to the yield on our assets in the months and quarters ahead.”

Mr. Goldstone concluded, “Taking everything into consideration, we are optimistic about our own prospects in 2008. In addition to the return of our loan origination volumes and financing abilities, our key priority this year will be to restore value for our shareholders.”

Garrett Thornburg, the company’s chairman, observed, “Looking back at 2007, I am extremely proud of the extraordinary performance of management and the entire staff of Thornburg Mortgage in response to turmoil in the mortgage financing market.”

Noting that Mr. Goldstone’s recent promotion to chief executive officer was due in part to his extraordinary leadership during the mortgage industry crisis, Mr. Thornburg concluded, “Under Larry’s direction, this management team not only survived one of the toughest mortgage market environments in history, but also strongly positioned the company to take advantage of the market opportunities we anticipate in 2008 that will benefit our borrowers and investors over the long term.”

Origination Activity

Commenting on the mortgage origination business, Paul Decoff, senior executive vice president and chief lending officer, said, “We expect our jumbo and super-jumbo loan origination volumes to rebound in the coming year, and we believe the company’s long-standing reputation as a prime, high credit-quality focused lender in the jumbo sector gives us a competitive advantage. Thornburg Mortgage has long been the mortgage lender of choice among sophisticated prime jumbo borrowers. We offer the kinds of loan products and common-sense underwriting that sophisticated borrowers with superior credit histories want, and the exceptional customer service they expect. In addition to our direct online lending program, clients can access our suite of innovative offerings through our ever-growing lending partner network, which now includes more than 900 correspondent lenders and mortgage brokers nationwide.”

Mr. Decoff added, “While the Mortgage Banker’s Association (MBA) is projecting a 16% decline in total mortgage originations in 2008, we anticipate that our unique approach to loan originations – with our focus on providing jumbo and super-jumbo ARM loans to prime borrowers with superior credit directly and through our lending partners – will allow us to continue to grow and gain market share. In 2008, we expect to expand and enhance our lending partner network, and also build and retain long-term relationships with our current client base. Our goal is to originate $6.1 billion in mortgage loans in 2008. As of the end of January 2008, we’ve already funded $346.7 million in loans and have a fallout adjusted pipeline of approximately $430 million, a significant improvement since the end of the third quarter, suggesting we are well positioned to meet our 2008 goal.”

Mr. Decoff explained, “Even though 2007 was a challenging year for mortgage lenders, our correspondent relationships grew by 12% and we now have 306 correspondent partners approved to originate loans that meet our pricing and underwriting specifications. And because we are known for our specialized focus on prime, super-jumbo ARM loans, our average correspondent loan size grew to $984,000 in 2007 from $818,000 in 2006. Based on the latest mortgage origination statistics, we are the nation’s 19th largest correspondent lender.”

Mr. Decoff concluded, “Our wholesale channel has also gained a great deal of momentum due to our unique lending platform. We now have 18 account executives in targeted geographic regions supporting 684 brokerage firms. We continue to believe this channel will be our fastest growing loan origination channel and will provide an attractive source of higher yielding loans for our portfolio. In 2008, we anticipate that 33% of our loan origination activity will be generated by this channel. Our average wholesale loan size was $1.2 million in 2007.”

The credit quality of Thornburg Mortgage’s originated and bulk purchased loans has remained exceptional. At December 31, 2007, 60-day plus delinquent loans and real-estate owned properties (REO) in our originated and bulk purchased loans totaled 0.44% of our $24.6 billion portfolio of securitized and unsecuritized loans, up from 0.27% at September 30, 2007, but still significantly below the industry’s conventional prime ARM loan delinquency ratio of 4.23% at September 30, 2007. Of these 144 delinquent loans and REO properties, 96 were in the foreclosure process or on the market for sale suggesting that near term further increases in delinquencies may be minimal. One category of bulk purchased loans, specifically $630.6 million of pay option ARM loans purchased from one seller, continues to exhibit higher delinquencies than the rest of our loan portfolio and is effectively doubling our total portfolio delinquency rate. However, the company expected that these loans would experience higher delinquencies and losses when it made the acquisition and is managing these delinquencies effectively so as to minimize losses. Further, this portfolio continues to decline as percent of our entire portfolio. At December 31, 2007, our allowance for loan losses totaled $17.6 million, or 0.07%, of the total loan portfolio, and the allowance for losses on REO properties totaled $4.2 million, or 24.96%, of the total REO portfolio, which management believes are appropriate allowance levels given the exemplary characteristics of the company’s loan and REO portfolios. The company realized loan losses of $735,000 during the fourth quarter and recorded $601,000 in write downs related to REO that it expects to sell in the future.

Securitization

In October 2007, Thornburg Mortgage successfully completed an $832.9 million collateralized mortgage debt transaction with loans that had expected yields averaging 6.80%. The financing cost of the AAA-rated classes, which were sold to third-party investors and are now permanently financed as a result, was approximately 5.98% which generated a yield spread of 82 basis points. Since October 2007, the company has not completed a securitization transaction as it has been accumulating loans for securitization. However, the company expects to be able to finance these loans through securitization at comparable spreads in the first quarter of 2008.

With the potential for expanded agency guidelines raising the conforming loan limit, the company would expect to benefit from this market change as a notable percentage of its pipeline and existing unsecuritized loan portfolio would qualify under the increased loan limit. The company would then be able to create agency securities as well as the private label securities in order to further diversify its portfolio financing strategies.

Fourth Quarter Results

In the fourth quarter, net income earned before preferred stock dividends was $64.8 million, down 19% from $80.3 million a year ago. Net interest income was $87.2 million compared to $90.7 million, or 4% less than a year ago. Return on equity for the fourth quarter was 10.54% compared to 14.08% for the year ago period. For the quarter, operating expenses as a percentage of average assets, which are among the lowest in the industry, decreased to 0.17% at December 31, 2007, from 0.20% at December 31, 2006, which helped support earnings. Book value at December 31, 2007 was $8.36 per common share, down from $10.14 per common share at September 30, 2007, principally as a result of a $142.9 million decrease in the unrealized market value of the company’s mortgage assets and a $115.2 million decrease in the unrealized market value of the company’s hedging instruments.

The portfolio yield during the fourth quarter increased to 5.75% from 5.40% in the prior quarter. The company’s average cost of funds decreased to 5.04% in the fourth quarter from 5.26% in the prior quarter. This resulted in an average net interest margin of 0.96% for the quarter, which was up dramatically from 0.31% in the prior quarter.

Clarence Simmons, Thornburg Mortgage’s senior executive vice president and chief financial officer, commented, “Given the negative impact the liquidity crisis had on short-term interest rates coupled with our reduced interest rate hedging position and falling financing rates, we expect our interest spread and portfolio margin to continue to increase over the coming quarters as borrowing costs react to lower market interest rates while relatively slow prepayments preserve the yield on our ARM assets at the current level. At year end interest rate swaps plus fixed rate borrowings totaled $11.2 billion versus the hybrid ARM assets of $29.3 billion. Accordingly, interest margin will increase on $18.1 billion of currently fixed rate assets funded with floating rate liabilities.”

Mr. Simmons continued, “Premium amortization was $5 million for the fourth quarter, which is below our guidance of $10 million per quarter as the actual CPR for the quarter dropped to 9.7% despite declines in the benchmark 2 year and 3 year swap rates of 85 basis points and 81 basis points, respectively. CPR for the quarters ended September 30, 2007 and December 31, 2006 was 14.0%. In calculating our amortization for the fourth quarter we have assumed prepayments for our portfolio will be 13% CPR for three months before accelerating to a forecasted CPR of 23% thereafter. Our forecast is based on the recent decreases in long term interest rates and the age, coupon and product based vectors of our portfolio. We believe our prepayment assumptions are prudent and conservative yet representative of the competing factors of falling mortgage interest rates offset by declining real estate values and considerably tighter lending standards. Regardless, actual prepayments over the past 6 months have averaged 11.8%, slower than would normally be expected given the level of long term interest rates. Continuation of the current mortgage market dynamics will likely perpetuate prepayment behavior that is below current expectations and result in premium amortization for subsequent quarters in the $5 million to $10 million range. Nevertheless if prepayments were to pick up, we own our mortgage assets at a premium of 0.46% which suggests that any increase in prepayments will have a minimal impact on our portfolio spreads and margins.”

Mr. Simmons added, “In addition to decreased premium amortization, our net interest margin benefited from short-term financing costs decreasing by 33 basis points in the fourth quarter despite increased LIBOR rates beginning in November and increased spreads over LIBOR to obtain financing over year end. Fourth quarter short-term financing costs were also elevated by the amortization of $4.2 million of commitment fees. We continue to maintain committed reverse repurchase agreement facilities totaling $2.25 billion at a spread to LIBOR of 50 basis points and with 7% to 8% haircuts and $5.2 million of remaining commitment fees which will be written off ratably over the first and second quarter of 2008. These committed facilities mature between March 2008 and June 2008.”

During the fourth quarter, the company raised net proceeds of $91.0 million through the sale of additional common equity during the quarter at an average net price of $9.80 per share. These sales took place through the company’s Dividend Reinvestment and Stock Purchase Plan. The proceeds from this capital provided an additional source of liquidity during the quarter to strengthen the company’s balance sheet, support its mortgage loan funding operation and facilitate the limited acquisition of mortgage-backed securities.

As a result of the increase in common equity and the limited asset growth of $228 million, the company’s leverage was further reduced in the fourth quarter. Mr. Simmons continued, “We had an adjusted equity to adjusted asset ratio of 17.12% at the end of the fourth quarter, up 16.71% at September 30, 2007. Our current equity position would allow us to invest in additional ARM assets of up to $6 billion and remain above our adjusted equity to adjusted asset ratio policy limit of 8.00%. Further our unencumbered asset position of $941 million and readily available liquidity of approximately $569 million at December 31, 2007 is adequate in the near term to continue to grow loan originations and to acquire an additional high quality assets so long as financing is available for those assets.”

Mr. Simmons concluded, “During the quarter, we acquired $995.4 million of new mortgage securities at an average price of 99.61% of par and average approximate yields of 6.30% and originated $516.7 million of loans at an average price of 101.01% of par and average anticipated yields of approximately 6.49%. At quarter end, the unamortized cost basis of which we held our ARM assets was 100.46%, down from 100.48% in the prior quarter. This premium positions our asset portfolio favorably in the event the

Federal Reserve continues to reduce rates which will result in still lower mortgage rates and an increase in refinance activity despite the slowdown in real estate activity. Through January 31, 2008, we acquired an additional $819.2 million of new mortgage assets with anticipated yields of approximately 5.63% which, in addition to those assets acquired in the fourth quarter, we expect will contribute favorably to our net interest margin in 2008.”

The company remains committed to preserving strong asset quality. At December 31, 2007, ARM assets rated “AAA” or “AA” comprised 97.1% of the ARM portfolio. AAA- and AA-rated purchased ARM securities represented 29.3% of ARM assets. Another 67.8% represented “A quality” loans that the company has securitized into AAA- or AA-rated securities. Purchased securitized loans comprised 1.8% of ARM assets. The company has retained the credit risk associated with the ownership of these purchased securitized loans which have a total outstanding principal balance of $5.9 billion. Accordingly, the company has an allowance for loan losses in the form of a non-accretable discount of $21.7 million, or 0.37% of the balance of these securities. Considering the company’s entire portfolio, only one of the company’s mortgage securities has been downgraded over the past several years and the company’s securities portfolio continues to be unaffected by recent rating agency activities. Further, none of the mortgage assets in the company’s portfolio are credit enhanced or credit guaranteed by any of the private sector monoline credit insurers.

The company will host a dial-in conference call on Tuesday, February 5, 2008, at 10:30 a.m. Eastern, to discuss fourth quarter and year-end results as well as provide a general update on the company. The conference call will also be web cast live through a link at the company’s web site at www.thornburgmortgage.com.

The teleconference dial-in number is (800) 288-8974. A replay of the call will be available beginning at 1:00 p.m. Eastern on February 5, 2008 and ending at 11:59 p.m. Eastern on February 12, 2008. The replay dial-in number is (800) 475-6701 in the U.S. and (320) 365-3844 internationally. The access code for both replay numbers is 904797.

THORNBURG MORTGAGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands, except per share data)

	Unaudited December 31, 2007	December 31, 2006
ASSETS
ARM Assets:
Purchased ARM Assets:
ARM securities, net	$10,046,818	$21,504,372
Purchased Securitized Loans, net	647,225	6,806,944

Purchased ARM Assets	10,694,043	28,311,316

ARM Loans:
Securitized ARM Loans, net	2,450,150	2,765,749
ARM Loans Collateralizing Debt, net	21,739,789	19,072,563
ARM loans held for securitization, net	549,359	1,383,327

ARM Loans	24,739,298	23,221,639

ARM Assets	35,433,341	51,532,955
Cash and cash equivalents	149,109	55,159
Restricted cash and cash equivalents	538,505	206,875
Hedging Instruments	17,523	370,512
Accrued interest receivable	190,484	328,206
Other assets	192,200	211,345

	$36,521,162	$52,705,052

LIABILITIES
Reverse Repurchase Agreements	$11,547,354	$20,706,587
Asset-backed CP	400,000	8,906,300
Collateralized Mortgage Debt	21,246,086	18,704,460
Whole loan financing facilities	453,500	947,905
Senior Notes	305,000	305,000
Subordinated Notes	240,000	240,000
Hedging Instruments	123,936	161,615
Payable for securities purchased	—	5,502
Accrued interest payable	90,260	171,852
Dividends payable	47,330	80,442
Accrued expenses and other liabilities	65,011	98,317

	34,518,477	50,327,980

COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY
Preferred Stock: par value $0.01 per share;
8% Series C Cumulative Redeemable shares, aggregate preference in liquidation $163,125 and $133,340 respectively; 7,230,000 shares authorized; 6,525,000 and 5,334,000 shares issued and outstanding, respectively	157,958	128,768
Series D Adjusting Rate Cumulative Redeemable shares, aggregate preference in liquidation $100,000; 5,000,000 shares authorized; 4,000,000 shares issued and outstanding	96,303	96,200
7.50% Series E Cumulative Convertible Redeemable shares, aggregate preference in liquidation $79,063 and $0, respectively; 6,163,000 and 0 shares authorized, respectively; 3,163,000 and 0 shares issued and outstanding, respectively	76,172	—
10% Series F Cumulative Convertible Redeemable shares, aggregate preference in liquidation $529,743 and $0, respectively; 23,000,000 and 0 shares authorized, respectively; 21,190,000 and 0 shares issued and outstanding, respectively	502,052	—
Common Stock: par value $0.01 per share; 458,586,000 and 487,748,000 shares authorized, respectively; 139,936,000 and 113,775,000 shares issued and outstanding, respectively	1,399	1,138
Additional paid-in-capital	2,896,203	2,477,171
Accumulated other comprehensive loss	(600,211)	(312,048)
Accumulated deficit	(1,127,191)	(14,157)

	2,002,685	2,377,072

	$36,521,162	$52,705,052

THORNBURG MORTGAGE, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share data)

	Three Months Ended December 31,		Year ended December 31,
	Unaudited 2007	2006	Unaudited 2007	2006
Interest income from ARM Assets and cash equivalents	$519,949	$704,017	$2,623,503	$2,474,487
Interest expense on borrowed funds	(432,782)	(613,329)	(2,307,242)	(2,127,803)

Net interest income	87,167	90,688	316,261	346,684

Servicing income, net	2,785	4,045	15,074	15,912
Mortgage services income, net	421	336	1,715	622
(Loss)gain on ARM Assets, net	(2,978)	8,703	(1,100,068)	8,489
Gain (loss) on Derivatives, net	127	4,148	(16,868)	25,691

Net non-interest (loss) income	355	17,232	(1,100,147)	50,714

Provision for credit losses	(1,868)	(1,390)	(6,728)	(3,149)
Management fee	(6,341)	(6,456)	(26,111)	(24,698)
Performance fee	(5,375)	(9,849)	(23,117)	(34,731)
Long-term incentive awards	4,024	(2,024)	13,327	(7,812)
Other operating expenses	(8,127)	(7,919)	(31,433)	(29,311)

Income (loss) before provision for income taxes	69,835	80,282	(857,948)	297,697
Provision for income taxes	(5,000)	—	(17,000)	—

NET INCOME (LOSS)	$64,835	$80,282	$(874,948)	$297,697

Net income (loss)	$64,835	$80,282	$(874,948)	$297,697
Dividends on Preferred Stock	(20,060)	(3,494)	(40,452)	(10,751)

Net income (loss) available to common shareholders	$44,775	$76,788	$(915,400)	$286,946

Basic earnings (loss) per common share:
Net income (loss)	$0.34	$0.68	$(7.48)	$2.58

Average number of common shares outstanding	131,946	113,616	122,303	99,187

Diluted earnings (loss) per common share:
Net income (loss)	$0.33	$0.68	$(7.48)	$2.58

Average number of common shares outstanding	180,670	113,616	122,303	111,055

Dividends declared per common share	$0.25	$0.68	$1.61	$2.72

Noninterest expense as a percent of average assets	0.17%	0.20%	0.14%	0.20%

Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on prime and super-prime borrowers seeking jumbo and super-jumbo adjustable-rate mortgages. Backed by a balance sheet of $35.4 billion in high-quality mortgage assets, the company seeks to deliver value and steady growth for its shareholders by acquiring high-quality mortgage-backed securities, and growing its share of the mortgage loan origination business. Capitalizing on its innovative portfolio lending model, REIT tax structure and leading-edge technology, Thornburg Mortgage is a highly efficient provider of specialized mortgage loan products for borrowers nationwide with excellent credit.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results. Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, market prices for mortgage securities, interest rates, the availability of ARM securities and loans for acquisition and other risk factors discussed in the company’s SEC reports, including its most recent annual report on Form 10-K and its most recent quarterly report on Form 10-Q. The company does not undertake to update, revise or correct any of the forward-looking information.

Contacts:

Allison Yates, Amy Pell, or Suzanne O’Leary Lopez

505-989-1900

ir@thornburgmortgage.com